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                                                                   EXHIBIT 10.12

                      ADMINISTAFF, INC. 2001 INCENTIVE PLAN

                           RESTRICTED STOCK AGREEMENT

            This Restricted Stock Agreement ("Agreement") is between ADMINISTAFF, INC. (the "Company") and (the "Grantee"), an employee of the Company or one of its Subsidiaries, regarding an award ("Award") of ____________ shares of Common Stock (as defined in the ADMINISTAFF, INC. 2001 INCENTIVE PLAN (the "Plan"), such Common Stock comprising this Award referred to herein as "Restricted Stock") awarded to the Grantee on February 1, 2005 (the "Award Date"), such number of shares subject to adjustment as provided in Section 13 of the Plan, and further subject to the following terms and conditions:

            1. RELATIONSHIP TO PLAN. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

            2. VESTING SCHEDULE.

            (a) The Award hereby granted shall become vested in three (3) cumulative annual installments, with one-third (1/3) of the Restricted Stock becoming vested on the first (1st) anniversary of the Award Date, another one-third (1/3) becoming vested on the second (2nd) anniversary of the Award Date, and the remaining one-third (1/3) becoming vested on the third (3rd) anniversary of the Award Date.

            (b) All shares of Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Award Date, upon the occurrence of:

                  (i) a Change in Control or

                  (ii) the Grantee's termination of Employment by reason of
            death or Disability.

            (c) For purposes of this Agreement:

                  (i) "Disability" means physical or mental impairment (a) which causes a Grantee to be unable to perform the normal duties for an Employer as determined by the Committee in its sole discretion; and
            (b) which is expected either to result in death (or blindness) or to last for a continuous period of at least twelve (12) months. The Committee may require that the Grantee be examined by a physician or physicians selected by the Committee.

                  (ii) "Employment" means employment with the Company or any of its Subsidiaries.

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            3. FORFEITURE OF AWARD. Except as provided in any other written agreement between the Grantee and the Company, if the Grantee's Employment terminates other than by reason of death or Disability, all unvested Restricted Stock as of the termination date shall be forfeited.

            4. ESCROW OF SHARES. During the period of time between the Award Date and the earlier of the date the Restricted Stock vests or is forfeited (the "Restriction Period"), the Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company, and the Grantee agrees, upon the Company's written request, to provide a stock power endorsed by the Grantee in blank. If any certificate is issued during the Restriction Period, it shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement. Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Grantee as promptly as is reasonably practicable following such termination.

            5. CODE SECTION 83(b) ELECTION. The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b).

            6. DIVIDENDS AND VOTING RIGHTS. The Grantee is entitled to receive all dividends and other distributions made with respect to Restricted Stock registered in his name and is entitled to vote or execute proxies with respect to such registered Restricted Stock, unless and until the Restricted Stock is forfeited.

            7. DELIVERY OF SHARES. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

            8. NOTICES. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:

            (a) by registered or certified United States mail, postage prepaid, to Administaff, Inc., Attn: Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339; or

            (b) by hand delivery or otherwise to Administaff, Inc., Attn:
      Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339.

            Notwithstanding the foregoing, in the event that the address of the Company is changed prior to the date of any exercise of this Award, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company's then current address.

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            Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.

            9. ASSIGNMENT OF AWARD. Except as otherwise permitted by the Committee, the Grantee's rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee's rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution or by a qualified domestic relations order, and this Award is payable during his lifetime only to the Grantee, or in the case of a grantee who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.

            10. PAYMENT OF PAR VALUE. The Company's obligation to deliver the shares of Restricted Stock to Grantee upon the vesting of such shares shall be subject to the payment in full of the requisite par value per share of the shares of Restricted Stock prior to such issuance (collectively, the "Par Value"). If the Company has not received from Grantee cash, a check or other available funds for the full amount of the Par Value by 5:00 P.M. Central Standard Time within thirty (30) days after the Award Date, or Grantee has not made by that date such other provision for the payment of the Par Value in form satisfactory to the Committee or Board in its sole discretion, the Company shall pay the Par Value of the shares of Restricted Stock on behalf of Grantee and will report the amount of such payment as income to Grantee for the taxable period of Grantee during which the shares of Restricted Stock are granted. Grantee acknowledges and agrees that he shall be responsible for the payment of any and all federal, state and local taxes on such income if the Company pays the Par Value on behalf of Grantee.

            11. WITHHOLDING. The Company's obligation to deliver shares of Restricted Stock to the Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the "Required Withholding"). The Company shall withhold from the Restricted Stock that would otherwise have been delivered to the Grantee the number of shares necessary to satisfy the Grantee's Required Withholding, and deliver the remaining whole shares of Restricted Stock to the Grantee, unless the Grantee has made arrangements with the Company for the Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date the shares of Restricted Stock become vested. The amount of the Required Withholding and the number of shares of Restricted Stock to be withheld by the Company, if applicable, to satisfy the Grantee's Required Withholding, shall be based on the Fair Market Value of the shares of vested Restricted Stock on the date prior to the applicable date of vesting.

            12. STOCK CERTIFICATES. Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a "stop transfer" order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 12 have been complied with.

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            13. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted in Section 9 of this Agreement.

            14. NO EMPLOYMENT GUARANTEED. No provision of this Agreement shall confer any right upon the Grantee to continued Employment with the Company or any Subsidiary.

            15. CODE SECTION 409A COMPLIANCE. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements ("Section 409A"), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.

            16. GOVERNING LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

            17. AMENDMENT. Except as set forth herein, this Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.

                                            ADMINISTAFF, INC.

Award Date:  February 1, 2005               By:  _____________________________ _
                                            Name:  Paul J. Sarvadi
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

            The Grantee hereby accepts the foregoing Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

                                                GRANTEE:

Date:  February __, 2005
                                                ________________________________

                                                Grantee's Address:
                                                ________________________________

                                                ________________________________

                                                ________________________________

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